Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)

Northrim BanCorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid (1)	Debt	6.875% Fixed-to-Floating Rate Subordinated Notes due 2035	Other	60,000,000		60,000,000	0.0001381	$8,286.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					60,000,000		$8,286.00
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
	Net Fee Due							$8,286.00
 Offering Note

(1)
Rule 457(f) Fee Calculation Details. Maximum Aggregate Offering Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.